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                                                       EXHIBIT 12
                                                       ----------

                OVERSEAS SHIPHOLDING GROUP, INC.
               RATIO OF EARNINGS TO FIXED CHARGES
             For the six months ended June 30, 1996
                         (In thousands)
          Presented in connection with Amendment No. 1
filed on November 9, 1993 to Registration Statement No. 33-50441



Income before Federal income taxes                  $14,045

Adjustments of income related to
  companies owned less than 100%                     (   63)

Interest expense                                     33,777

Proportionate share of interest of
  50% - owned companies                               9,529

Interest component of an operating
  lease                                                 950

Amortization of capitalized interest                  1,686
                                                    -------

  Earnings                                          $59,924
                                                    =======


Interest expense                                    $33,777

Proportionate share of fixed charges
  of 50% - owned companies                           11,296

Capitalized interest                                  4,732

Interest component of an operating
  lease                                                 950
                                                    -------

  Fixed charges                                     $50,755
                                                    =======

Ratio of earnings to fixed charges                    1.18X
                                                    =======
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